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                                                                   EXHIBIT 10.21


                         SEVERANCE AND RELEASE AGREEMENT

     This Severance and Release Agreement (the "Agreement") is made and entered into by and between Guy M. Cheney ("Cheney") and MTI Technology Corporation ("MTI" or "the Company"), and shall become effective on the Effective Date (as defined in Section 5b, below).

                                    RECITALS

     On or about August 28, 2000, Cheney commenced employment with MTI as the Company's Vice President and Corporate Controller.

     On April 6, 2001, MTI and Cheney mutually agreed to terminate Cheney's employment, effective April 6, 2001. MTI does not have a uniform policy or practice of granting particular severance benefits to its employees or executives. However, MTI offered to pay to Cheney only those severance benefits described in the paragraphs that follow in exchange for Cheney's release of all claims against the Company. Cheney accepted this offer.

     NOW, THEREFORE, in consideration of the recitals listed above, and the mutual promises contained in this Agreement, Cheney and the Company agree, covenant, and represent as follows:


                                    AGREEMENT

     1.   The Parties' Responsibilities

          a. Upon the Effective Date of this Agreement, MTI shall pay to Cheney a one-time lump sum payment in the total gross amount of $85,600 (the "Severance Payment"). Cheney acknowledges that MTI shall withhold from the Severance Payment all applicable payroll taxes, including federal and state income taxes, as well as other authorized deductions. Cheney acknowledges that, but for entering into this Agreement, he would not be entitled to the Severance Payment.

          b. Effective April 7, 2001, MTI and Cheney agree that Cheney shall be retained by MTI as a consultant to the terms and conditions of the Consulting Agreement attached hereto as Exhibit A (the "Consulting Agreement").

          c. Subject to the approval of MTI's Board of Directors' Compensation Committee, MTI agrees that Cheney's service as a consultant shall constitute Continuing Status as an Employee, Director, or Consultant for purposes of the Company's 1996 Stock Incentive Plan, and that Cheney's Option Agreements shall remain in full force and effect during the term of the Consulting Period. Cheney understands and agrees that his right to exercise these shares shall be in accordance with the terms and conditions set forth in his Option Agreements with MTI and the MTI Technology Corporation 1996 Stock Incentive Plan, as amended (the "Stock Incentive Plan").


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          d. Cheney acknowledges that, as of May 1, 2001, he may be eligible to obtain continuing coverage under MTI's group medical plan pursuant to the provisions of the Consolidated Omnibus Reconciliation Act and its implementing regulations ("COBRA"). From May 1, 2001 through October 31, 2001, MTI will pay the premium payments for any COBRA continuation coverage that Cheney elects to obtain. In addition, from May 1, 2001 through October 31, 2001, MTI will reimburse Cheney for medical expenses (and life insurance) incurred by Cheney that are not covered by his COBRA continuation coverage but that would be covered under MTI's Executive Medical Plan. In no event shall MTI be liable for, or required to pay premiums for any COBRA continuation coverage Cheney may elect or be eligible to obtain after October 31, 2001.

          e. MTI will also pay reasonable, documented costs incurred by Cheney to receive tax and estate planning services, in an amount not to exceed $3,200. Cheney may recommend and request a specific person or firm to provide the tax and estate planning services.

          f. MTI will allow Cheney to keep the MTI cellular telephone that he is currently using. MTI will pay for 1000 chargeable minutes from the Effective Date of this Agreement until on or before May 15, 2001. Any charges made by Cheney above the 1000 chargeable minutes will be Cheney's sole responsibility to pay, and Cheney will reimburse MTI for any amounts that it incurs for his usage above 1000 chargeable minutes. Effective May 15, 2001, MTI will reassign the cellular telephone number to Cheney, and Cheney will be responsible for all charges and costs associated with use of the cellular telephone.

     2.   Release

          a. In consideration of the promises specified in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Cheney, for himself and his heirs, assigns, executors, administrators, and agents, past and present (collectively, the "Cheney Affiliates"), hereby fully and without limitation releases, covenants not to sue, and forever discharges MTI and its respective subsidiaries, divisions, affiliated corporations, affiliated partnerships, parents, trustees, directors, officers, shareholders, partners, agents, employees, representatives, consultants, attorneys, heirs, assigns, executors and administrators, predecessors and successors, past and present (collectively with MTI, the "MTI Releasees"), both individually and collectively, from any and all rights, claims, demands, liabilities, actions and causes of action whether in law or in equity suits, damages, losses, workers' compensation claims, attorneys' fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected ("Claims"), that Cheney or the Cheney Affiliates now have, or may ever have, against any of the MTI Releasees that arise out of, or are in any way related to: (i) Cheney's employment by MTI or any of the other MTI Releasees; (ii) the termination of Cheney's employment by MTI or any of the other MTI Releasees; and (iii) any transactions, occurrences, acts or omissions by MTI or any of the other MTI Releasees occurring prior to the Effective Date of this Agreement.

          b. Without limiting the generality of the foregoing, Cheney specifically and expressly releases any Claims occurring prior to the Effective Date of this Agreement arising out of or related to violations of any federal or state employment discrimination law, including the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the


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Americans with Disabilities Act; the Age Discrimination In Employment Act; the
National Labor Relations Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; as well as Claims arising out of or related to violations of the provisions of the California Labor Code; state and federal wage and hour laws; breach of contract; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; infliction of emotional distress; invasion of privacy; assault; battery; false imprisonment; wrongful termination; and any other state or federal law, rule, or regulation.

          c. Cheney represents that he did not suffer any work-related injuries while employed by the Company, that he has no intention of filing any claims for workers' compensation benefits of any type against the Company, and that he will not file or attempt to file any claims for workers' compensation benefits of any type against the MTI Releasees. Cheney acknowledges that the Company has relied upon these representations, and that the Company would not have entered into this Agreement but for these covenants and representations. As a result, Cheney agrees, covenants, and represents that the Company or any of the other Releasees may, but are not obligated to, submit this Agreement to the Workers' Compensation Appeals Board for approval as a compromise and release as to any such new or unasserted workers' compensation claims or any of the other Releasees.

     3.   Release By The Company.

     The Company hereby fully and without limitation releases, covenants not to sue, and forever discharges Cheney from any and all Claims that the Company now has, or may ever have, against Cheney for any acts or omissions by the Cheney occurring prior to the Effective Date of this Agreement. Notwithstanding the foregoing, Cheney and the Company agree that the release provisions of this
Section 3 shall not apply to any Claims that the Company may have against Cheney for embezzlement or any other fraudulent acts that Cheney may have committed against, or while employed by, the Company.

     4.   RELEASE APPLIES TO KNOWN AND UNKNOWN CLAIMS.

     Cheney and the Company acknowledge that they are aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in him favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor."

     Cheney and the Company hereby waive and relinquish all rights and benefits that they may have under Section 1542 of the California Civil Code, or the law of any other state or jurisdiction, or common law principle, to the same or similar effect. Notwithstanding the foregoing, the Company's waiver of its rights under Section 1542 shall not apply to any claims that it may have against Cheney for embezzlement or any other fraudulent acts that Cheney may have committed against, or while employed by, the Company.


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     5.   Older Worker's Benefit Protection Act.

          a. This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (the "OWBPA"). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act ("ADEA") unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Cheney acknowledges and agrees that he has executed this Agreement voluntarily, and with full knowledge of its consequences.

          b. In addition, Cheney hereby acknowledges and agrees that: (a) this Agreement has been written in a manner that is calculated to be understood, and is understood, by Cheney; (b) the release provisions of this Agreement apply to any rights that Cheney may have under the ADEA, including the right to file a lawsuit against the Company for age discrimination; (c) the release provisions of this Agreement do not apply to any rights or claims that Cheney may have under the ADEA that arise after the date he executes this Agreement; (d) the Company does not have a preexisting duty to pay the settlement payment identified in this Agreement; (e) Cheney has been advised in writing to consult with an attorney prior to executing this Agreement; (f) Cheney shall have a period of 21 days in which to consider the terms of this Agreement prior to its execution; and (g) Cheney shall have a period of seven days after execution of this Agreement in which to revoke this Agreement. Cheney further understands that this Agreement shall not become effective until expiration of this seven-day period (the "Effective Date").

     6.   Confirmation of Payment of Wages.

     Cheney acknowledges that he has been paid all wages and other compensation due and owing to him from the Company as of the Effective Date of this Agreement, including all commissions, bonuses, and accrued vacation. Accordingly, Cheney understands that the release provisions of Section 2 of this Agreement release and discharge the Company from any and all claims that he may have against the Company for unpaid wages and other compensation including, but not limited to, any claims for salary; bonuses; commissions; stock; stock options; other securities, or any other ownership interests or rights to acquire, directly or indirectly, ownership interests in the Company; vacation pay; fringe benefits; expense reimbursements; severance pay; or any other form of compensation not listed as part of this Agreement.

     7.   Confidentiality and Non-Disparagement

          a. Cheney and the Company agree, covenant and represent that the facts relating to the existence of this Agreement, the negotiations leading to the execution of this Agreement, and the terms of this Agreement shall be held in confidence, and shall not be disclosed, communicated, offered into evidence in any legal proceeding, or divulged to any person other than those who must perform tasks to effectuate this Agreement. Notwithstanding the foregoing, the parties may disclose the terms of this Agreement to those persons to whom disclosure is necessary for the preparation of tax returns and other financial reports, the obtaining of legal advice, and to persons to whom disclosure is ordered by a court of competent jurisdiction or otherwise required by law (including the Securities Exchange Act of 1934 and the regulations of the


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NASDAQ Stock Exchange) or by obligation to owners, shareholders, partners, or members of the Company.

          b. Cheney further agrees, covenants and represents that he shall not take any action or make any comments that actually or potentially disparage, disrupt, damage, impair, or otherwise interfere with MTI's business interests or reputation.

          c. The Company agrees, covenants, and represents that it will use its best efforts to prevent Paul Emery, Tom Raimondi, Dale Wight, and other employees from taking any action or making any comments that actually or potentially disparage Cheney.

     8.   Trade Secrets

          Cheney acknowledges that he executed a Proprietary Information Agreement and that he shall continue to be bound by this Proprietary Information Agreement following the termination of his employment with MTI. A copy of the Proprietary Information Agreement is attached to this Agreement as Exhibit B. Without limiting in any way the terms of the Proprietary Information Agreement, Cheney agrees that he will not disclose over the Internet any confidential, proprietary, or trade secret information of the Company.

     9.   Non-Admission of Liability

          This Agreement shall not be treated as an admission of liability by either party, at any time or for any purpose, and this Agreement shall not be admissible in any proceeding between the parties except a proceeding relating to a breach of its provisions after execution, or a proceeding to obtain approval of the Agreement as a compromise and release as provided in Section 2(c) of this Agreement

     10.  Arbitration of Disputes

          a. MTI and Cheney agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Cheney and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to Cheney's employment or the termination of Cheney's employment shall be resolved by final and binding arbitration in accordance with the then-existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules"). Claims subject to arbitration shall include, but are not limited to: contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment compensation, workers' compensation, and claims under the National Labor Relations Act shall not be subject to arbitration.

          b. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review


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of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to rule on a motion to dismiss and/or summary judgment by either Cheney or the Company and shall apply the standards governing such motions under the California Code of Civil Procedure.

          c. The parties may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Agreement precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. All arbitration hearings under this Agreement shall be conducted in Orange County, California. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief in a court of competent jurisdiction for any claim or controversy arising out of or related to the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party.

          d. THE PARTIES UNDERSTAND THAT THIS SECTION 10 CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT, AND THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

          e. The arbitration provisions of this Section 10 shall be governed by the Federal Arbitration Act ("FAA"), unless a court of competent jurisdiction determines the FAA to be inapplicable, in which case the parties agree that the California Arbitration Act (Code Civil Procedure ss. 1280 et seq.) shall apply. In all other respects, this Section 10 is to be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.


     11.  Successors and Assigns

          This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, assigns, executors, administrators, successors, subsidiaries, divisions and affiliated corporations and partnerships, past and present, and trustees, directors, officers, shareholders, partners, agents and employees, past and present, of Cheney and MTI.

     12.  Ambiguities

          This Agreement has been reviewed by the parties. The parties have had a full opportunity to negotiate the terms and conditions of this Agreement. Accordingly, the parties expressly waive any common-law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement, and agree, covenant, and represent that the language in all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning.


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     13.  Choice of Law

          This Agreement has been negotiated and executed in the State of California and is to be performed in Orange County, California. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance, and enforcement, without regard to California's conflict of laws rules.

     14.  Integration

          This Agreement; Cheney's Option Agreements with the Company; and the Proprietary Information Agreement attached as Exhibit B constitute a single, integrated written contract expressing the entire agreement of the parties. There is no other agreement, written or oral, express or implied, between the parties with respect to the subject matter hereof. This Agreement may not be orally modified. This Agreement may only be modified in a written instrument signed by both parties.

     15.  Severability

          The parties to this Agreement agree, covenant and represent that each and every provision of this Agreement shall be deemed to be contractual, and that they shall not be treated as mere recitals at any time or for any purpose. Therefore, the parties further agree, covenant and represent that each and every provision of this Agreement shall be considered severable, except for the Release provisions of Sections 2 and 4 of this Agreement. If a court of competent jurisdiction finds the release provisions of Sections 2 or 4 of this Agreement to be unenforceable or invalid, then this Agreement shall become null and void, and the Severance Payment paid to Cheney pursuant to Section 1 shall be returned to MTI within 15 days. If a court of competent jurisdiction finds any provision other than the release provisions of Sections 2 or 4, or part thereof, to be invalid or unenforceable for any reason, that provision, or part thereof, shall remain in force and effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect and enforceable.

     16.  Execution of Counterparts

          This Agreement may be executed in counterparts, and if so executed and delivered, all of the counterparts together shall constitute one and the same Agreement.

     17.  Captions

          The captions and section numbers in this Agreement are inserted for the readers' convenience, and in no way define, limit, construe or describe the scope or intent of the provisions of this Agreement.


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     18.  Representations And Warranties

          a. Cheney represents and warrants that he has the authority to enter into this Agreement and to bind all persons and entities claiming through him.

          b. Cheney represents that he has read this Agreement and fully understands all of its terms; that MTI has advised him to consult with an attorney, and that he has conferred with his attorneys or has knowingly and voluntarily chosen not to confer with his attorneys about this Agreement; that he has executed this Agreement without coercion or duress of any kind; and that he understands any rights that he has or may have and signs this Agreement with full knowledge of any such rights.

          c. Cheney acknowledges that no representations, statements or promises made by MTI, or by its agents or attorneys, has been relied on in entering into this Agreement.

     The undersigned have read the foregoing Agreement and accept and agree to the provisions contained therein, and hereby execute it, knowingly and voluntarily, and with full understanding of its consequences.

     IF CHENEY SIGNS THIS AGREEMENT BEFORE THE 21-DAY REVIEW PERIOD PROVIDED BY
SECTION 5(b)(f), CHENEY ACKNOWLEDGES AND AGREES THAT HE HAS VOLUNTARILY WAIVED THE REVIEW PERIOD.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which consists of 8 pages, on the dates indicated below.

GUY M. CHENEY                                MTI TECHNOLOGY CORPORATION

SIGNATURE:                                   SIGNATURE:
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DATE:                                        NAME:
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                                             TITLE:
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                                             DATE:
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